Exhibit 10.12

DATED AS OF

BETWEEN

[...]

AND

CMB nv

FORM OF

BUSINESS ADMINISTRATION AGREEMENT

BUSINESS ADMINISTRATION AGREEMENT

THIS AGREEMENT is entered into on              BETWEEN

(i)	, a company incorporated under the laws with its registered office at (the "Company")

(ii)	CMB nv, a company incorporated under the laws of Belgium with its registered office at De Gerlachekaai 20, 2000 Antwerp, Belgium (the "Business Manager")

WHEREAS

(i)	The Company is a the owner respectively operator of a fleet of ships (the "Ships" or individually the "Ship");

(ii)	The Company will not have any employees;

(iii)	It has been agreed that the Business Manager shall be responsible for the administration of the Company under supervision of the Company's board of directors (the "Board").

IT IS HEREBY AGREED as follows:

1.	Appointment of the Business Manager

With effect from the date first mentioned above and continuing unless and until terminated as provided for in this Agreement, the Company hereby appoints the Business Manager to act on its behalf in respect of all tasks listed in this Agreement. The Business Manager shall have authority to take such actions as it may reasonably consider necessary to perform its duties under this Agreement.

2.	Financial services

The Business Manager shall:

2.1.
Not later than 60 days after June 30 and 60 days after December 31 of each year prepare and make available to the Company accounts of the Company prepared in accordance with generally accepted accounting principles and particularly ISRE 2410 for mid-year audit and ISAS for year-end audit.  Save as decided otherwise by the shareholders of the Company, the December 31 accounts for each year and the June 30 midyear accounts shall be audited by Messrs. KPMG [Belgium].

2.2.	Not later than 30 days before the beginning of each year prepare and make available to the Company a proposed annual budget and cash flow forecast for the next year and such other information relating to the financial position and affairs of the Company as the Company may reasonably require.

2.3.
Open bank accounts in the name of the Company in accordance with the Company's instructions. Maintain contacts with banks (negotiations, payments, compliance certificates etc., but loan agreements and all other borrowings and overdrafts excepted).

2.4.
Promptly check, approve or dispute, and pay in accordance with the agreed budget or as otherwise agreed between the parties hereto, all expenses properly incurred in relation to the activities of the Company, including, but not limited to the fees payable by the Company under its technical and commercial management agreements with               (the "Technical Manager") and Bocimar International N.V. (the "Commercial Manager") respectively, and any costs or expenses properly incurred by the Technical Manager or the Commercial Manager for the account of the Company.

2.5.
Issue invoices with respect to freight/hire and other charter related items, collect same and keep the Commercial Manager closely updated on receipt of freight, hire and any other amounts payable by charterers of the Ship to the Company, enabling the Commercial Manager to follow up defaults and discrepancies in a timely manner.

2.6.	Collect Forecast Reports from Commercial and Technical Managers and create total Cash Flow and Forecasts for the Company.

2.7.	Reporting to the Company's BOD: monthly reporting P&L and full quarterly reporting including P&L, balance sheet and cash, reporting YTD + forecast for the remainder of the year.

3.	Loan administration

The Business Manager shall be responsible for all communications with the lending bank(s) in respect of any loan agreement(s) that have been entered into by the Company, assure that interest and instalments are paid timely (to the extent that the Company has sufficient funds) and, generally, do all that is required in connection with the administration of any such loan.

4.	Company administration

The Business Manager shall:

4.1.	For the account of the Company arrange for the payment of all fees required for maintaining the Company in good standing with the company registrar in its country of registration.

4.2.	The Business Manager shall maintain the Company's books and records in accordance with [Belgian] law and will keep such books and records available for inspection by the Company.

4.3.
The Business Manager shall also prepare information material reasonably requested by the shareholders and/or the Board as well as background material for the various points on the agenda for shareholders/Board meetings.

5.	Remuneration

5.1	In consideration of the services rendered by the Business Manager, the Business Manager shall receive from the Company a daily fee in the amount of USD 500 per Ship.

5.2	The fee for the Company's first year of existence (the "Initial Year") shall be prorated and be payable 10 days after the date of incorporation of the Company.

5.3
The annual fees shall be susceptible of renegotiation by the parties in mutual agreement each year after the Initial Year.  The fee shall be payable quarterly in advance, not later than 7 days from receipt by the Company of the corresponding invoice issued by the Business Manager.

5.4
Auditors' fees and fees for tax and legal advice are not covered by the fee referred to above and will therefore be charged to the Company. Auditors can only be engaged for such purposes upon prior approval from the Board.

5.5
If extraordinary circumstances should require services beyond what is customarily rendered by a business manager, the Business Manager may, subject to prior approval from the Board, contract such services from third parties for the Company's account and/or ask for additional remuneration for the provision of such services.

6.	Business Manager's liability

The Business Manager shall not be liable or answerable to the Company for the consequences of any decision or judgement taken or made honestly and in good faith, lawfully and without gross negligence or wilful default by the Business Manager or any of its employees, in or about the performance or exercise of any of its obligations, duties, powers or discretions under or pursuant to this Agreement.

The Business Manager's liability for each incident or series of incidents giving rise to a claim or claims shall never exceed a total of two times the annual management fee payable under this Agreement at any time.

7.	Force Majeure

7.1
Notwithstanding anything to the contrary contained in this Agreement, if either Party shall be rendered unable to carry out the whole or any part of its obligations under this Agreement by reason of force majeure, including, but not limited to, acts of God, acts of governmental authorities, strikes, war, riot and any other causes of such nature, then the performance of the obligations under this Agreement of such Party as they are affected by such cause shall be excused during the continuance of any inability so caused, but such inability shall so far as possible be remedied with all reasonable despatch.

7.2
Either Party suffering any such inability shall promptly notify the other Party of the nature of such inability, the action (if any) being taken by such Party to remedy such inability and the date (if any) when such Party ceases to be under such inability.

8.	Duration

8.1
This Agreement shall come into effect on the date stated in Clause 1. Thereafter it shall continue until terminated by either party by notice in writing, in which case the Agreement shall terminate three months from the date upon which such notice was given.

8.2
Without prejudice to all other legal rights and remedies of either party hereto under or pursuant to this Agreement either party shall be entitled to terminate the Business Manager's appointment under this Agreement by notice in writing with immediate effect to the other if any of the following events occurs;

(i)          the other party makes default under any term or provision of this Agreement (other than in respect of the payment or accounting for of any moneys), which is not remedied to the reasonable satisfaction of the party giving notice within thirty (30) days from the date of notice by such party requesting action to remedy the same; or

(ii)          any licence or permit required to enable either party to perform any of its obligations under or pursuant to this Agreement is wholly or partially revoked, withdrawn, sustained or terminated or expires and is not renewed or otherwise fails to remain in full force, validity and effect and such circumstances are considered by the party giving notice to be material; or

(iii)          an order is made by any competent court or other appropriate authority or a resolution is passed by either party for bankruptcy, dissolution or winding-up or for the appointment of a liquidator, receiver or trustee of either party or of all or a substantial part of its assets, save for the purposes of amalgamation or reorganisation (not involving or arising out of insolvency) the terms of which have received the prior written approval of the other party;

(iv)          either party stops payment to creditors generally, or is unable or admits inability to pay its debts as they fall due, or enters into any composition or other arrangement with its creditors generally, or is adjudicated or found bankrupt or insolvent; or

(v)          either party ceases to carry on business, or a substantial part of the business, properties or assets of either party are seized or appropriated.

9.	Law and arbitration

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Belgian law and any dispute arising out of or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts of Antwerp.

10.	Notices

10.1
All notices, requests, demands, consents and other communications under this Agreement or in connection herewith shall be given or made to or upon the parties in writing, delivered personally or by prepaid letter, telegram, facsimile or cable (provided that all facsimile transmissions shall be confirmed by e-mail or letter at the time sent) and shall be addressed to the appropriate Party at the address set forth below or at such other address or place as such Party may designate in writing:-

To the Company:	[...] […] […] […] […] Fax: + […] Tel: + […] e-mail: […]
To the Business Manager:	CMB N.V. De Gerlachekaai 20 B – 2000 Antwerp Belgium Fax: +32 3 247 59 87 Tel: +32 3 247 59 35 e-mail:

10.2
Any notice, request, demand or other communication so given or made shall be deemed to have been received, in the case of a telegram, facsimile transmission or cable at the time of despatch thereof (provided that if the date of despatch is not a business day in the country of the addressed it shall be deemed to have been received at the opening of business on the next such business day) and in the case of a letter when delivered personally or 7 days after it has been put into the post.

IN WITNESS whereof, this Agreement has been entered into the day and year first above written.

[...]	CMB nv